UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2007

Adaptec, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

691 S. Milpitas Blvd.
Milpitas, California    95035
(Address of principal executive offices including zip code)

(408) 945-8600
(Registrant's telephone number, including area code)

      N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2007, the Compensation Committee of the Board of Directors of Adaptec, Inc. (the "Company") approved the performance goals for bonuses payable for the first half of fiscal 2008 to participants in the Fiscal 2008 Adaptec Incentive Plan (the "AIP"), including each of the Company's executive officers.

For the first half of fiscal 2008, the Compensation Committee approved the following performance goals that must be achieved to fund the AIP pool for such period. First, the Company must meet three of five strategic objectives to fund 25% of the potential AIP pool at the target level. Second, the Company must meet certain revenue and operating-profit-before-taxes targets (the "Financial Goals") to fund the remaining 75% of the potential AIP pool at the target level. In the event that the Company achieves three of the five strategic goals, but does not achieve the Financial Goals, the portion of the AIP pool related to achieving the strategic goals will still be funded.

The Compensation Committee established the following target bonuses for each of the Company's executive officers:  Subramanian "Sundi" Sundaresh's target bonus payment is 85% of his base salary, Christopher O'Meara's target bonus payment is 60% of his base salary, and Ted Chen, Manoj Goyal, Mark Lowe and Stephen Terlizzi's target bonus payments are 50% of their base salary. However, the actual payments to be made to these executive officers will be based on his performance and can range from 0% to 200% of the target payment amount. Russell Johnson does not receive a target bonus payment under the AIP plan as his target bonus payment is tied to sales commissions.

The foregoing description of the AIP is qualified in its entirety by the AIP, a copy of which is filed as Exhibit 99.1 to this report.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

The exhibit listed below is furnished pursuant to Item 2.02 hereof and shall not be deemed "filed" under the Securities Exchange Act of 1934.

99.1	Fiscal 2008 Adaptec Incentive Plan.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adaptec, Inc.

By: /s/ Christopher G. O'Meara Christopher G. O'Meara Vice President and Chief Financial Officer

April 20, 2007

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Fiscal 2008 Adaptec Incentive Plan. Also provided in PDF format as a courtesy.